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                                                                    EXHIBIT 28.1

                        WACHOVIA CREDIT CARD MASTER TRUST
                       Excess Spread Analysis - April 2002



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Series                                  1999-1          2000-1
Deal Size                              $896 MM         $750 MM
Expected Maturity                      04/15/04        07/15/05
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Yield                                  15.47%          15.47%
Less:  Coupon                           2.09%           2.07%
       Servicing Fee                    1.50%           1.50%
       Net Credit Losses                4.73%           4.73%
Excess Spread:
       April-02                         7.15%           7.17%
       March-02                         6.68%           6.70%
       February-02                      5.91%           5.92%
Three month Average Excess Spread       6.58%           6.60%

Delinquency:
       30 to 59 days                    0.82%           0.82%
       60 to 89 days                    0.52%           0.52%
       90 + days                        0.96%           0.96%
       Total                            2.30%           2.30%

Payment Rate                           10.53%          10.53%